May 11, 2005

U.S. Securities and Exchange Commission

Division of Corporation Finance

450 Fifth St. N.W.

Washington  DC  20549

Re: Driftwood Ventures Inc. - Form SB-2 Registration Statement

Dear Sirs:

As an independent registered public accounting firm, we hereby consent to the inclusion or incorporation by reference in this Form SB-2 Registration Statement dated May 11, 2005, of the following:

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Our Report to the Stockholders and Board of Directors of Driftwood Ventures Inc. dated March 21, 2005 on the financial statements of the Company for the period from February 13, 2003 (inception) to December 31, 2003, the year ended December 31, 2004 and the period from February 13, 2003 to (inception) to December 31, 2004.

In addition, we also consent to the reference to our firm included under the heading “Experts” in this Registration Statement.

Yours truly,

“Dale Matheson Carr-Hilton LaBonte”

Dale Matheson Carr-Hilton LaBonte

Chartered Accountants

Vancouver, Canada